                                                                  EXHIBIT 12 (a)

                              METRIS COMPANIES INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                             2003            2002            2001            2000            1999
                                                             ----            ----            ----            ----            ----
(Loss) earnings before income taxes, and cumulative
      effect of accounting change: (1)                    ($217,265)       $     283       $ 287,915       $ 303,723       $ 261,982

Fixed Charges: (1)
      Interest on indebtedness, and
         amortization of debt expense                        74,422          103,516         166,280         133,006          55,841
      Interest factor of rental expense                       8,730            7,930           7,274           6,023           3,706
                                                          ---------        ---------       ---------       ---------       ---------
      Total fixed charges                                    83,152          111,446         173,554         139,029          59,547
                                                          ---------        ---------       ---------       ---------       ---------
Total available (loss) earnings                           ($134,113)       $ 111,729       $ 461,469       $ 442,752       $ 321,529
                                                          =========        =========       =========       =========       =========
Ratio of earnings to fixed charges                            (1.61)            1.00            2.66            3.18            5.40
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(1) As defined in Item 503(d) of Regulation S-K.